EXHIBIT 99.1

                [LETTERHEAD OF COLORADO WYOMING RESERVE COMPANY]

PRESS RELEASE

         COLORADO WYOMING RESERVE COMPANY APPROVES MERGER WITH A PRIVATELY HELD "3-D" SEISMIC ORIENTED OIL AND GAS EXPLORATION AND PRODUCTION COMPANY.

         DENVER, COLORADO: JANUARY 21, 1998: Colorado Wyoming Reserve Company announced today that it's Board of Directors has approved the execution by management of a Term Sheet providing for a merger with a privately held Denver, Colorado "3D" seismic oriented oil and gas exploration and production company.

         The plan calls for CWYR to issue 797,000 shares of its common stock (which will represent one-third of the combined companies) in exchange for 100% of the outstanding common stock of the private company.

         CWYR has agreed to commit a minimum of $300,000 to the development of the project.

         The private company is developing a "3-D" seismic exploration project in the Rocky Mountain Region and has assembled a team of experienced geo-scientists with access to proprietary seismic processing techniques shown to be successful in the targeted area.

         Within the project area, a leasehold of 20,000 acres has been acquired with the anticipation of the acquisition of an additional 100,000 plus acres.

         Following the merger, the CWYR board will be expanded from three to five, allowing two representatives from the private company to join the CWYR board.

         The consummation of the merger is subject to the execution of a definitive agreement and final board approval.

         Colorado Wyoming Reserve Company (CWYR) is a "3D" seismic driven oil and gas exploration and production company with a geographic focus in the Rocky Mountain Region.

         For further information contact Dr. Waseem A. Sayed at Tel:
(909) 860-8333 ext. 24, Fax: (909) 860-8024.

         Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil and gas prices, product demand, market competition, imprecision of reserve estimates and the Company's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.